Exhibit 99.1

AeroGrow Launches International Expansion into Japan

Agreement Reached With Japan’s Largest TV Direct Response/Retail Distribution Company

Boulder, CO - June 4, 2007 - AeroGrow International, Inc. (OTC BB:AGWI - News) ("AeroGrow" or the "Company"), makers of the AeroGarden™ kitchen garden appliance, announced today that it has entered into an agreement with Oak Lawn Marketing Inc. (“OLM”), headquartered in Nagoya, Japan, granting OLM exclusive rights to market and distribute the current AeroGarden product line in Japan and Taiwan. OLM will sell through a wide variety of retail outlets and television (including home shopping channels and infomercials) along with launching web marketing and public relations initiatives.

Oak Lawn, with more than 750 employees worldwide, is Japan’s largest direct response TV advertiser, airing more than 4,000 hours of TV advertising per month. Oak Lawn also distributes into more than 2,000 Japanese retail outlets, including many of Japan’s largest retail chains.

“We’re excited to be launching internationally into Japan and Taiwan, markets that we believe have sizable potential for the AeroGarden,” said Michael Bissonnette, founder and CEO of AeroGrow.

“We believe the same factors that have made the AeroGarden successful in places like New York City, specifically large, dense populations with no room to garden and a strong interest in emerging trends that promote a healthy lifestyle, will also make it successful in Japan, the second largest economy in the world. Oak Lawn, the premiere television marketer in Japan, has an extensive track record of mass marketing innovative consumer products using direct response television and mass retail distribution. These unique characteristics make Oak Lawn the perfect partner for our launch into these exciting markets.”

Expansion Market Population Densities
Of Japan’s nearly 128 million people, approximately 66% (or 84 million) live in densely populated urban areas with little to no land. Of Taiwan’s 23 million people, almost 69% (or 16 million) live in dense urban areas. By contrast, only 38% of the U.S. population resides in urban areas. (Source: U.N. Common Database, Taipei Times)

About AeroGrow International, Inc.
Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden™, the world's first kitchen garden appliance. The AeroGarden features NASA-proven, dirt-free aeroponic technology, allowing anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, strawberries and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

CONTACTS:

Corporate	Investor
John Thompson	Justin Davis
AeroGrow International, Inc.	After Market Support, LLC
(303) 444-7755	Toll Free: (800) 979-AGWI (2494)
john@aerogrow.com	justin.davis@aftermarketsupport.com

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the kitchen garden appliance market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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